U.S.-MEXICO SLOT CHARTER
AGREEMENT
page























                                  U.S. - MEXICO

                             SLOT CHARTER AGREEMENT




                                 April 26, 1994
U.S.-MEXICO SLOT CHARTER
AGREEMENT
                                TABLE OF CONTENTS

                                                                   PAGE

GENERAL PROVISIONS

     1.        Purpose                                             1
     2.        Effective Date                                      2
     3.        Implementation Date                                 2
     4.        Loops                                               2
     5.        Mexico Service Loop Ports of
                Call and Rotation                                  4
     6.        Basic Slot Allocation                               4
     7.        Compensation                                        5
     8.        TEU Entitlement                                     5
     9.        Slot Release/Assignment                             5
     10.       Over-Utilization of Deadweight and Space            6
     11.       Service Disruptions; Drydocking                     7
     12.       Scheduling                                          8
     13.       Ship Operation                                      9
     14.       Terminals                                           10
     15.       Accounting Procedure                                10
     16.       Duration and Termination                  11

CHARTER PROVISIONS

     17.       Charter Definitions                                 13
     18.       Vessel Operation and Maintenance                    13
     19.       Delivery                                            15
     20.       Trading Limits                                      15
     21.       Redelivery                                          16
     22.       Master's  Responsibility                            16
     23.       Permissible Cargo                                   16

                                       -i-
U.S.-MEXICO SLOT CHARTER
AGREEMENT
                                                                      PAGE
     24.       Restricted Cargo                                    17
     25.       Cargo Operations                                    18
     26.       Bills of Lading                                     19
     27.       Responsibility for Claims                           20
     28.       Indemnity                                           23
     29.       General Exceptions                                  24
     30.       Epidemics                                           24
     31.       Liens                                               25
     32.       Salvage                                             25
     33.       War                                                 25
     34.       Requisition                                         28
     35.       General Average                                     28
     36.       Funnels and Markings                                29
     37.       Super Cargo                                         29
     38.       Victualling                                         29
     39.       Lights                                              30
     40.       Damage                                              30
     41.       Certificates                                        30
     42.       Protection Clauses                                  30
     43.       Sea Carrier Initiative Agreement                    30

MISCELLANEOUS PROVISIONS
     44.       No Assignment                                       31
     45.       No Brokers                                          31
     46.       Integration/Supersession                            31
     47.       Arbitration                                         31
     48.       Applicable Law                                      33
     49.       Notices                                             33
     50.       Amendment                                           34
     51.       Signature Page                                      34

                                      -ii-


U.S.-MEXICO SLOT CHARTER
AGREEMENT


APPENDICES

Appendix I-A    APL Vessels

Appendix I-B      TMM Vessels

Appendix II       BSA

Appendix III      Excess Slot Schedule

Appendix IV       Bills of Lading

Appendix V        Protection Clauses






















                                      -iii-





                                  U.S. - MEXICO

                             SLOT CHARTER AGREEMENT



       AGREEMENT made this 26th day of April, 1994, by and between American

President Lines, Ltd. ("APL"), a Delaware corporation, and Transportacion

Maritima Mexicana, S.A. de C.V. ("TMM"), a Mexico corporation, to implement in part Federal Maritime Commission ("FMC") Agreement No.203-011435,  a space charter agreement (the "TASCA") filed with the FMC on the 10th day of November,

1993.

       APL and TMM hereby agree as follows:



                               GENERAL PROVISIONS



       1.      PURPOSE

               a.   The purpose of this agreement is to set forth the manner in which the parties hereto (collectively, the "Parties" and singularly, a "Party")

shall charter container slots on vessels performing the Loops described in

Section 4.a. hereof.

               b.   Nothing contained in this agreement shall be deemed to

permit (i) the carriage by TMM aboard APL vessels of any U.S. military or other cargo reserved by law or contract with the United States of America for carriage by U.S.-flag vessels,  or (ii) employment of any non-U.S. flag vessel in violation of U.S. law or any contract with the United States of America.





       2.      EFFECTIVE DATE

               The effective date ("Effective Date") of this agreement shall be the latest of (a) the date on which all approvals or waivers in respect of this agreement by the United States Maritime Administration ("Marad"), as required by law, shall have been granted in form and substance acceptable to the Parties and shall have become final;  (b) the date of the agreement by which the Parties shall have agreed upon the terms and conditions of an Operating Manual (as hereinafter defined), the use of marine terminals, and the respective conference/non-conference status of the Parties in the range of ports covered by the Loops described in Section 4(a);  or (c) the date the President or Managing

Director of each Party notifies the other, in a writing sent to the address set forth herein, of its readiness to implement this agreement following approval or ratification of this agreement by the Board of Directors of American President

Companies, Ltd. and TMM, respectively.

       3.      IMPLEMENTATION DATE

               The implementation date ("Implementation Date") of this agreement shall be the date following the Effective Date on which the Parties agree that the slot charter herein provided for shall commence.

       4.      LOOPS

               a.   The services ("Loops") on which slots shall be chartered

between the Parties are:

                    (i)  The five line-

                          haul Loops--the PSX, PIX, PNX, SJX and SIX Loops--as

                          established and hereafter modified pursuant to the

                          July 24, 1991 Master Slot Charter agreement ("APL-

                          OOCL MSCA Agreement") between APL and Orient Overseas

                          Container Line, Inc. ("OOCL") as set forth in

                          Appendix I-A attached hereto, and

                    (ii) the Mexico - Asia Service Loop of TMM (the "Max Loop"),

                          which shall be operated by TMM with seven vessels of

                          approximately 1750 TEU capacity on a 49-day sailing

                          with a weekly frequency, on a port rotation

                          Manzanillo/Lazaro Cardenas/SanPedro-Long

                          Beach/Yokohama/Kobe/Hong Kong/Kaohsiung/Pusan/

                                                                   Kobe -

                          Osaka/Yokohama/Ensenada with eastbound calls at San

                          Pedro to load/discharge TMM cargo and empty

                          containers and APL cargo moving other than in U.S.

                          commerce and APL empty containers.  TMM's vessels

                          deployed in the Max Loop are intended to be in

                          accordance with the specifications set forth in

                          Appendix I-B.

                    (iii) The Parties also agree that APL may use chartered

                          slots aboard TMM's vessels in the Max Loop making

                          calls at Long Beach or San Pedro, California to load

                          or discharge APL cargo moving in U.S. foreign

                          commerce; provided however, no such use shall occur

                          unless and until APL shall have first (i) obtained

                          any approvals or waivers in respect of U.S. foreign

                          commerce cargo movements from the United States

                          Maritime Administration as may be required by law,

                          and (ii) the Parties shall have filed an amendment to

                          the scope of the TASCA permitting such operations and

                          such amendment shall have become effective in

                          accordance with the Shipping Act of 1984.

               b.   The Parties may by agreement from time to time extend the

application of this agreement to additional Loops, including both Loops established pursuant to the APL-OOCL MSCA Agreement and Loops beyond the Trade defined in the APL-OOCL MSCA Agreement.  Such modifications shall be set forth in amendments to Sections 4.a. of this agreement.

               c.   This agreement shall not apply to vessels operated or

services performed by a Party other than in the Loops described in Section 4(a)

hereof, including vessels operated or services performed by a Party within the range of ports covered by a Loop described in Section 4.a. which are in addition to said Loops.

       5.      MEXICO SERVICE LOOP PORTS OF CALL AND ROTATION

               Any addition to or deletion of ports of call, or any changes in the rotation of ports of call, in the Max Loop shall be the subject of prior consultation between the Parties.

       6.      BASIC SLOT ALLOCATION

               The allocation of slots from one Party to the other on the Loops described in Section 4.a. hereof, as well as  the deadweight entitlement associated with such slots and the limitations as to type and size of container equipment, shall be set forth in a basic slot allocation ("BSA") contained in

Appendix II, which may be amended from time to time by agreement of the Parties.

       7.      COMPENSATION

               Charterer shall compensate Owner for Charterer's use of container slots on Owner's vessels under this agreement by the payment of slot charter rates specified in Appendix II and in accordance with the provisions of Section

15.  The terms "Charterer" and "Owner" as used in this agreement shall have the meaning stated in Section 17.

       8.      TEU ENTITLEMENT

               a.   As used herein and in Appendices II and III, the term "TEU,"

an acronym for "twenty foot equivalent unit,"  shall for accounting purposes mean a container 20' in length, or one-half of a container 40' or 45' in length.

               b.   Subject always to the allocation of slots, container or type and size,  and deadweight entitlement under Appendix II, the minimum and maximum allocation of 20',  40',  40' high cube, 45', and refrigerated  container slots between the Parties shall be as set forth from time to time in the Operating

Manual.

       9.      SLOT RELEASE/ASSIGNMENT

               a.   A Party not requiring the use of all slots allocated to it under the BSA for any sailing or portion thereof, shall declare such unused slots to be available for release to the other by giving notice as mutually agreed or as may be provided in the Operating Manual.  Similarly, a Party desiring to use slots in excess of the number of slots allocated to it for any sailing or portion thereof under the BSA shall advise the other of its requirements.

               b.   Unless otherwise specifically agreed, upon the release of

any slot subject to the BSA or the charter of any slot in excess of the BSA pursuant to this Section, the deadweight tonnage allowance pertaining to such slot shall also be released or transferred.

               c.   Except as may be provided in Subsection 9a. hereof or in the

Operating Manual, neither Party shall utilize slots in excess of the number of slots allocated to it under the BSA without having obtained the prior agreement of the other Party.  Nothing contained herein, however, shall be deemed to preclude the Party providing the vessel from utilizing any slots not included in the BSA.

               d.   All slots chartered by one Party to the other in excess of the BSA shall be compensated for at the rates set forth in the excess slot schedule specified in Appendix III and shall be settled between the Parties in accordance with Section 15 hereof.  There shall be no compensation or credit for the use of slots released from the BSA as provided in subsection 9a. to the

Party providing those slots, unless otherwise agreed.

               e.    Both Parties agree that they shall not slot charter or

subcharter any of the space on the Max Loop, or conclude transshipment arrangements using such space, with any other ocean common carrier in the Asia -

Mexico trade without mutual agreement.

       10.     OVER-UTILIZATION OF DEADWEIGHT AND SPACE

               In the event a Party utilizes deadweight tonnage or space in excess of its deadweight tonnage or space entitlement stated in Appendix II  and in the Operating Manual and the amount of such over-utilized deadweight tonnage or space entitlement exceeds any remaining unutilized deadweight or space allocation of the other Party, the Parties shall consult concerning adjustment

of their respective entitlements.   In making such adjustment, the shut out or

discharge of cargo shall be made first on the basis of the BSA allocation expressed in TEUs, and if that shall not be sufficient to overcome the over-

utilization, then the deadweight or space allocation shall be enforced against the other Party by the Party providing the slots.

       11.     SERVICE DISRUPTIONS; DRYDOCKING

               a.   In the event of service disruption due to the inability of a vessel consistently to meet the established schedule, vessel breakdown or casualty, or other similar causes, the Party responsible shall use its best efforts to alleviate the cause of the disruption, including providing replacement tonnage or service as necessary.  Where a service disruption continues for more than 60 days, the other party may, as hereinafter provided,

demand that the party responsible cure the disruption.  The Parties shall, upon the giving of such demand, promptly  endeavor in good faith to agree upon a cure.  If within three (3) months of the date of such demand there shall have been no cure effected, or the Parties fail to reach agreement upon a cure, the

Party having made the demand may withdraw from this agreement upon three (3)

months' prior written notice.

               b.   The projected drydock plans of the Parties have been

previously exchanged for the first year following the effective date hereof.

Thereafter, each Party shall give 365 days' notice prior to projected drydocking any of its vessels in a Loop and shall confirm and/or amend, as applicable, the scheduled dates for such projected drydocking 270 days, 180 days and 90 days before the scheduled drydocking date.  During the drydocking of its vessel, each

Party shall be responsible for providing a mutually acceptable alternative service or a replacement vessel in the Loop which shall be compatible with the other vessels serving the same Loop in terms of capacity and speed.  If a replacement vessel is provided, Owner shall give prior notice of the identity of the replacement vessel sufficient that the other Party will have the opportunity to make known its views on the suitability of the replacement vessel selected.

               c.   Any deficit in the number of slots actually provided, as

compared with the number required to have been provided under the BSA, because of a service disruption or drydocking shall be adjusted and compensated for in accordance with the provisions of Section 15 hereof.

       12.     SCHEDULING

               a.   The schedule of vessels operating in the PSX, PIX, PNX, SJX and SIX Loops shall be that established pursuant to the APL-OOCL MSCA Agreement.

Such schedule shall be reflected in the Operating Manual defined in Section 13.

               b.   By the Implementation Date, the Parties shall establish a

long-term schedule (the "Long Term Schedule") covering the operation of the

vessels in the Max Loop for a period of at least 365 days.   The Parties shall

update the Long Term Schedule each month during the term of this agreement.

               c.   The closing time for any particular scheduled sailing in the above Loops, that is, the time advertised as the latest time at which cargo must be tendered for such sailing, shall be jointly determined by the Parties.

               d.   Each Party shall advertise the same schedule of vessel

sailings and closing times as the other Party for any particular sailing in a

Loop.

       13.     SHIP OPERATION

               a.   A standard operating manual ("Operating Manual") shall be

mutually established in respect of the Loops and may include, without limitation, the following:

               1)   Vessel Performance Criteria

               2)   Vessel Movement Procedures

               3)   Slot Allocation Management

               4)   Scheduling Criteria

               5)   Loading Procedures

               6)   Documentation

               7)   Discharging Procedures

               8)   Message Formats

               9)   Instructions to Terminal Operators

             10)    Dangerous/Non-Standard/Reefer Cargo Procedures

             11)    Accounting and Administrative Matters

             b.    The Parties undertake to initially deploy in the Loops their respective vessels having the specifications set forth in Appendix I (A and B)

and in the Operating Manual.   Initial acquisition of and changes in the vessels

of the Parties or material changes in the capacity or operating specifications of vessels in a Loop shall require the mutual agreement of the Parties.

       14.     TERMINALS - When acting as Charterer, TMM shall use the terminal used by APL for loading and discharging of APL vessels at all ports called by the PSX, PIX, PNX, SJX and SIX Loops.  For the Max Loop, the Parties will use

APL's terminals at Kobe, Pusan, San Pedro (eastbound direction) and Kaohsiung and will use the terminals at which TMM vessels call for the other ports in the

Loop, except as otherwise agreed.

       15.     ACCOUNTING PROCEDURE

               a.   Every accounting month, as defined in the Operating Manual,

the Parties shall calculate and agree on the aggregate amounts owing between the

Parties in respect of the slots chartered by each Party to the other in accordance with Appendix II, whether or not used.  Slots used in excess of the number of slots each Party was required to have provided to the other under the

BSA during such period, shall be calculated as provided in Appendix III.  If,

for the reasons stated in subsection 11. c., Owner provides Charterer with less than the number of slots to which Charterer is entitled under the BSA for any accounting month, Charterer shall receive a credit for each such under-provided slot at the Appendix II rate which would have been applicable if used.  Any net balance owing by one Party to the other shall be settled within 10 days of the termination or close of the relevant accounting month and paid not later than 30 days after invoice receipt.  Invoicing procedure will be included in the

Operating Manual.

               b.   Any other payments due under this agreement shall be made by such due dates as may be specified therein.

               c.   In the event that any amount due hereunder is not paid when due, a late payment penalty shall accrue on such amount at an annualized rate equivalent to the prime rate charged by the Chase Manhattan Bank, New York, from time to time, plus 2%.  Such penalty shall be calculated on a daily basis on the outstanding amount and shall be assessed from the due date to the date that the payment is received and shall be payable on demand.

       16.     DURATION AND TERMINATION

               a.   This agreement shall continue in effect for three years

following the Effective Date determined under Section 2, subject to termination as provided in Section 11 hereof, and, if earlier, concurrently with any termination of the TASCA, and if earlier, as follows:

                    i.  This agreement shall terminate effective upon the

termination of Agreement No. 203-011340 between APL and Orient Overseas

Container Line, Inc.; provided however, APL shall immediately notify TMM of any notice of termination given or received by APL, or event which, with the lapse of time, would cause termination, of Agreement No. 203-011340.  After such notification by APL, the Parties shall enter into discussions in an attempt to renegotiate this agreement to take into account the service changes necessitated by such termination.

                    ii.  If the Parties are unable to agree (to the extent

permitted under the laws of Mexico) from time to time upon rate policies or actions reflected in rates charged and services provided in the trade between ports and points in Asia, the Indian Subcontinent and the Middle East and ports and points in Mexico, either Party may request consultation and the Parties shall thereafter promptly endeavor in good faith to resolve their differences.

If, within three (3) months of the date of such request for consultation, the

Parties fail to reach agreement as to the rate or service item in dispute, the

Party having requested consultation may withdraw from this Agreement upon three

(3) months prior written notice.

                    iii. In the event that the implementation of this agreement causes a substantial adverse financial effect on either Party, the Parties, on the demand of the adversely affected Party, shall consult and endeavor to adapt this agreement to remove or mitigate such adverse effect, which shall be subject to any required governmental approvals.  If such adaptation is not reached within three (3) months of the adversely affected Party's demand for consultation, that Party may terminate this agreement upon three (3) months'

prior written notice; provided, however, such termination may not occur during the first twelve (12) months after the implementation Date.

                    iv.  In the event that APL's Operating-Differential Subsidy

Agreement (Contract No. MA/MSB 417) is (i) revoked or canceled by unilateral action of the United States Government without the timely receipt of acceptable compensation to APL, pursuant to said revocation or cancellation, or (ii)

unilaterally revised, which revision, after giving effect to all compensation timely received or to be timely received by APL from the United States

Government, shall have a material adverse effect upon APL's financial condition,

the effect of which shall not be cured by any good faith remedial action under any agreement between the Parties, then the Parties, each acting in good faith,

shall promptly consult to adapt their services to the new situation created thereby to the extent commercially practicable,  If within three (3) months of the commencement of consultations, the Parties fail to reach agreement as to any such adaptation, APL may thereafter terminate this agreement upon not less than three (3) months prior written notice.

               b.   Marad shall be promptly notified in writing of the Effective

Date and Termination Date of this agreement.



                              CHARTER PROVISIONS



     17.      CHARTER DEFINITIONS

             As used in this agreement, the term "Vessel" shall refer to each vessel employed in the Loops.  With respect to each Vessel, the term "Owner"

shall refer to the Party operating the Vessel used to provide containers slots to another Party, and the term "Charterer" shall refer to each Party provided with and responsible for the utilization of such container slots.

     18.      VESSEL OPERATION AND MAINTENANCE

              a.   The Owner shall be fully responsible for the operation of the

Vessel, and shall maintain the Vessel in the highest class of its classification society for vessels of such type throughout the period of the TASCA and this

agreement.   The Owner shall  be bound, before and at the beginning of the voyage, to exercise due diligence to (i) make the Vessel seaworthy; (ii)

properly man, equip, and supply the Vessel; and  (iii) make the holds and all other parts of the Vessel in which containerized cargo is carried fit and safe for their reception, carriage and preservation.  In particular, the Owner shall exercise due diligence to provide electrical power to refrigerated containers and to monitor the performance of all such units while on board Owner's Vessel,

and to repair and rectify any breakdown, fault or deficiency which may occur to such units using the resources on board the Vessel.  If such resources are insufficient, Owner shall, at Charterer's expense, use all reasonable endeavors to promptly obtain any required spares or specialized repair facilities unless such breakdown, fault or deficiency is attributable to the Vessel or its personnel, in which case Owner shall remain obligated to use all reasonable endeavors to acquire any necessary parts or facilities and to make necessary repairs, but at its own expense.  The Owner shall also properly and carefully stow, carry, keep, and care for such cargo.

               b.     Except as otherwise expressly provided in this agreement,

the Owner shall provide and pay for all fuel and lubricating diesel oil; all wages of the Master, officers and crew; all consular shipping and discharging fees of and port services pertaining to the Master, officers and crew; all provisions including galley fuel, fresh water, deck, engine room and other necessary stores; all port charges; pilotage; towage; agencies; hull and machinery insurance and any form of insurance required for working the Vessel and all other usual expenses associated with the operation and maintenance of the Vessel.

               c.     Unless otherwise agreed by Charterer, Owner shall not

place in linehaul service vessels over 20 years old unless approved by the Cargo

Reinsurance Association, it being the intent of the Parties that the customers of Charterer shall not suffer the payment of overage premiums in connection with cargo insurance.

     19.        DELIVERY

               Delivery of a Vessel into service shall take place at the

Vessel's arrival at a Loop port, unless otherwise agreed, when the Vessel is safely alongside the berth, and when it is in all respects fit and ready to load containers and cargo.  Delivery of the Vessel into service shall not constitute a waiver of the Charterer's rights under this agreement.

     20.       TRADING LIMITS

               a.     Each Vessel shall be employed in lawful trade for the

carriage of lawful merchandise within a Loop as may, from time to time, be designated, by the Parties at safe ports and berths where the Vessel can safely lie always afloat, and always in accordance with the TASCA and within London insurance market trade warranties and war risk trading warranties.

               b.      The Owner and Charterer may agree to breach such

warranties to the extent permitted by law and by contract with the United States of America and/or Mexico, provided they agree as to the proportion in which any extra insurance and costs thereby incurred shall be shared.

               c.        A Vessel may deviate from a Loop by agreement of the

Owner and Charterer.  Any deviation, however, for purposes of assisting vessels in distress, in saving or attempting to save life or property at sea, or any other such reasonable deviation, including one relating to the operating needs of the Vessel, e.g., vessel breakdown, shall not be deemed a breach of this agreement.



     21.    REDELIVERY

              Unless otherwise agreed between Owner and Charterer, all slots allocated to the Charterer pursuant to this agreement shall be redelivered free of  Charterer's containers to the Owner on the completion of deployment of

Owner's Vessels hereunder.

     22.     MASTER'S RESPONSIBILITY

            a.       Except as otherwise expressly provided in this agreement,

the Master of the Vessel shall receive all necessary sailing instructions and orders regarding employment, and all other management arrangements, from the

Owner to the extent permitted by law.

            b.      The Master shall prosecute all voyages with due dispatch and render all customary assistance with the Vessel's crew.  It is understood that the Master will perform all voyages in good faith, avoiding all unnecessary and/or unusual delays and/or deviations.

             c.       The Master is to ensure that full and correct logs are

kept in the English language which logs shall be accessible at all reasonable times to the Charterer or its agents; provided however, where the law of the

Vessel's flag requires the logs to be in another language, voyage log abstracts shall be maintained in English.

     23.      PERMISSIBLE CARGO

                    Containerized cargo is to be carried on or under deck at the

Owner's discretion and shall be properly packed and stowed by the Charterer in seaworthy containers and under such stowage limits and conditions as may be set forth in the Operating Manual or as may be usual or customary in the Trade.

Unless otherwise prohibited by Section 24 below, the Charterer shall have the option to load "Nonstandard Cargo" (as defined in the Operating  Manual) not affecting deck fittings but always at the Master's discretion as to stability and seaworthiness and always subject to the BSA and the limits and conditions of the Operating Manual and proper practices in the Trade.  Charterer's Nonstandard

Cargo shall always be carried under deck unless otherwise agreed by Charterer before loading.

     24.      RESTRICTED CARGO

            a.     Goods which are of a dangerous, obnoxious, inflammable,

explosive, radio-active, corrosive or damaging nature ("Dangerous Cargo"), or goods the carriage of which is otherwise restricted or excluded by applicable law,  or by Owner's customary practices in the Trade as set out in the Operating

Manual, if any, ("Restricted Commodities"), whether or not shipped by Charterer without full disclosure in writing to the Owner as to their nature and character, may at any time before discharge, be landed at any place, thrown overboard, destroyed or rendered innocuous without liability on the part of the

Owner if they shall, in the sound opinion of the Master or Owners ashore, become dangerous or noxious to the Vessel or its cargo or to persons.  Charterer shall indemnify Owner for all losses, damages, liabilities, fines, civil penalties and expenses (including attorneys' fees) suffered by the Owner, caused in whole or in part by omission of full disclosure as to their nature and character.

             b.     From time to time the Parties may provide in the Operating

Manual for procedures with respect to the exclusion, loading, carriage and discharge of Dangerous Cargo or Restricted Commodities.



     25.         CARGO OPERATIONS

               a.     The Charterer shall be responsible for properly stuffing

its own containers and for properly and sufficiently packaging, cradling and otherwise preparing for shipment its own non-containerized cargo which may be

carried under this agreement.   The Charterer shall keep and care for its own

containers and cargo at loading and discharging ports, arrange for any transshipment and deliver its own containers and cargo at destination.

               b.       The Owner shall be responsible for properly stowing,

lashing, and securing the Charterer's containers and cargo on the Vessel under the supervision of the Master.  The crew shall periodically check the lashing condition of containers on deck and when necessary re-lash same at sea without cost to the Charterer.

               c.       The Charterer shall promptly furnish the Master with,

and be responsible for, all information with regard to the gross weight and other particulars of the individual containers necessary for stowing, lashing,

unlashing, trimming and calculation of deadweight purposes as may be further set forth in the Operating Manual.

               d.       Unless otherwise agreed by the Owner and the Charterer,

each Party shall bear all costs related to the loading, stowing, lashing by stevedores, unlashing, handling and discharge of its own containers and cargo as well as all associated terminal costs (including, but not limited to, restows,

empty equipment moves, drayage costs and similar terminal activities costs)

relating to its own containers and cargo.   For purposes of this agreement,

stevedores and ocean terminal operators shall be considered the agents of the

Party bearing such costs.  If a Party is in privity of contract with such stevedore or ocean terminal operator on behalf of the other Party,  the terms and conditions of such contracts affecting liability shall apply to Owner and

Charterer equally.

               e.       Each Party shall be responsible for the payment of

Customs' or other fines or penalties whether or not lawfully levied or imposed,

relating to its  own containers and cargo unless the liability arises from the acts or omissions of the other Party.

               f.       The Charterer shall be responsible for any fines

whatsoever in the event of smuggling, either by the Charterer's employees or by

Charterer's supercargo, but the Owner shall be responsible for any such acts of its own Master, officers and/or crew.

               g.       As used in this provision, containers and cargo will be

deemed to be the containers and cargo of the respective Party which issues the bill of lading for those containers and that cargo as provided in Section 26 below.

               26.    BILLS OF LADING

               a.       The Charterer shall issue bills of lading in its own

regular bill of lading form for cargo occupying the container slots utilized by

Charterer aboard Owner's Vessels.    Each Party's regular long form of bill of

lading has been reviewed by the other. Copies of each Party's regular long form bill of  lading are appended hereto as Appendix IV.  Neither Party shall revise its form of bill of lading during the effectiveness of this agreement without the written consent of the other.

               b.      The Owner's bill of lading and the Charterer's bill of

lading are each to provide that general average is to be adjusted according to the York-Antwerp Rules, 1974, as amended 1990, at any port or place at the option of the Owner and shall apply to containers and goods loaded either on deck or under deck.  The Charterer hereby agrees to abide by Owner's decision as to such port or place.

       27.     RESPONSIBILITY FOR CLAIMS

               a.      Claims for death and personal injury arising from

incidents on board the Vessel shall be borne by the Owner unless caused by the act, neglect or default of the Charterer, its servants or agents, and all others for which the Charterer is responsible under this agreement including shippers of cargo shipped under bills of lading issued by the Charterer.

               b.      Each of the Owner and Charterer shall process, pay,

compromise, deny and defend claims brought with respect to cargo carried under its own bills of lading.

               c.      For all purposes under this agreement, pilots or tugboats

shall be deemed to be the servants of the Owner and under its instructions.

               d.      Owner shall indemnify Charterer for claims properly

settled under its bill of lading only when such claims arise from:

                    (i)                                            A breach by

                            Owner of its obligations under clause 18.a.;

                   (ii)                                            The

                            negligence of Owner or its servants or agents;

                   (iii)                                           A deviation

                            not permitted under clause 20.c.;

This indemnity undertaking will include all costs and  expenses reasonably incurred in the handling of the claims for which Owner is liable hereunder.

               e.      Charterer shall promptly notify Owner of any claim or

potential claim it may have under sub-paragraph d. above.

               f.       Any claim by Charterer under subparagraph d. must be

brought against Owner within 12 months of the date of settlement of the bill of lading claim, failing which it will be time-barred.

               g.     Owner and Charterer shall promptly furnish any documents

or information required for the handling of any claims under bills of lading issued by either Party.

               h.     Where Owner accepts liability for claims under

subparagraph d., Owner agrees that, if requested by Charterer, it shall take over the handling of the claims under the bills of lading.

               i.      Where Owner is presented with claims under bills of

lading issued by Charterer, Owner will immediately notify Charterer of the claim and Charterer will thereafter take over the handling of it unless, at

Charterer's request, Owner agrees to deal with the claim in accordance with the provisions of subparagraph h.

               j.        With respect to containers:

                     (1)      The Owner shall defend, indemnify and hold

harmless the Charterer from and against all liability, claims, loss and expense,

including reasonable attorneys' fees the Charterer may incur, which in any way may arise from or be connected with any loss or damage to containers of or booked by the Charterer occurring while such containers are in the possession or custody of the Owner pursuant to this agreement, except such liability, claims,

loss and expense which is caused by the negligence of the Charterer, its agents

(including, but not limited to, stevedores and ocean terminal operators),

employees or shippers or by latent defects in such containers.

                     (2)     The Charterer shall defend, indemnify and hold

harmless the Owner from and against all liability, claims, loss and expense,

including reasonable attorneys' fees, caused by defects in containers of or booked by the Charterer or by a failure in service of such containers which is the proximate result of the negligence of the Charterer, its agents, employees or shippers.

                     (3)    For purposes of this subsection j., a Party

obligated to indemnify another party for the total or constructive total loss of a container owned or leased by the latter shall compensate the latter at the depreciated replacement cost thereof or, in the case of leased containers, at the loss value stipulated in the leasing Party's lease.

                     (4)     As used in subsection j.(3) above, the term

"depreciated replacement cost" shall mean the then current replacement cost of containers of the same type and specification, depreciated on a straight line basis at the rate of 5% for dry containers of aluminum and steel construction,

and 6.6% for refrigerated containers and dry containers of all steel construction, for each year

lapsing between the date of manufacture and delivery of the equipment until the date of loss.  Notwithstanding the foregoing, in no event shall the compensation paid be less than 35% of replacement cost.  Fractions of years shall be prorated.

                              (5)     As used in subsection j.(3) hereof, the

term "constructive total loss" shall mean a condition of damage to a unit of container equipment which, if repaired by a competent repairman at prevailing rates to good working order,  would result in an expense exceeding the depreciated replacement cost of the unit or, in the case of a leased container,

its stipulated loss value.

               k.     Notwithstanding anything in this agreement to the

contrary, this section shall not be deemed to be for the benefit of any third party or to confer any rights thereon.

               l.     Notwithstanding anything in this agreement to the

contrary, it is expressly agreed that the Owner shall remain responsible for all insurance liability cover for, but not limited to, personal injury and cargo claims for which Owner is responsible hereunder to the extent of Shipowners' P &

I cover as per the Owner's P & I Club rules and conditions including Owner's normal deductibles with a reputable P & I Club. Both the Owner and the Charterer guarantee to maintain such P & I cover for the duration of this agreement and will provide evidence of such cover upon request.

            28.       INDEMNITY

               a.      If for any reason the Owner or the Charterer is obliged

to pay any claims, Customs or other fines or penalties for which the other Party has assumed liability under this agreement, such other Party hereby agrees to indemnify the Owner or the Charterer as the case may be against all loss, damage or expenses arising or resulting from such claims.

               b.      The Owner and Charterer agree that notwithstanding the

existence of this agreement, the TASCA or any other agreement entered into by the Parties to implement the TASCA, or of any provision herein or therein to the contrary, the Owner shall have the benefit of all limitations of, and exemptions from, liability accorded to an owner or chartered owner by any statute or rule of law, including but not limited to The U.S. Limitation of Liability Act, 46

U.S.C. App.  181 et seq. to the extent applicable.

            29.       GENERAL EXCEPTIONS

               a.       As between the Owner and the Charterer, the

responsibility for any loss, damage, delay or failure in performance of this agreement (other than for loss, damage, delay or misdelivery of cargo or containers and as otherwise provided in this agreement)  shall be subject to the following mutual exceptions: act of God, act of war, perils of the seas, civil commotion, strikes, lockouts, restraint of princes and rulers, errors of navigation, and quarantine

restrictions.  Restraint of princes and rulers shall extend to any requisition of a vessel by a national government under statute or contract.

           30.        EPIDEMICS

               The vessel shall not be ordered to and shall not be bound to enter any place where fever or epidemics are prevalent or to which the Master,

officers and crew, by law, are not bound to go.  Each Owner shall cause its

Masters, officers and crew to be vaccinated, if necessary, against smallpox,

cholera and yellow fever and the necessary valid international certificates to be available on

board the vessel for each crew member at any time.

               31.    LIENS

               a.       The Owner shall have a lien upon all subfreights

belonging to the Charterer and any bill of lading freight for all claims and amounts due it under this agreement, including general average contributions.

               b.     Except to the extent that Charterer's performance

hereunder may result in such liens or encumbrances, the Charterer will not cause, and if caused will timely remove, any lien or encumbrance incurred by itself or its agents upon Owner's Vessel, which might have priority over the title and interest of the Owner or any mortgagee in the vessel.

        32.    SALVAGE

               All salvage and assistance to other vessels shall be for the benefit of the Owner and the Charterer in proportion to the applicable BSA ratio for eastbound voyages after deducting the Master's and crew's proportion and all legal and other expenses and repairs of damage and fuel consumed.  The Charterer shall be bound by all measures taken by the Owner in order to secure payment of salvage and to fix its amount.

        33.    WAR

               a.      In the event of the outbreak of hostilities or similar

circumstances as hereinafter described, (1) with respect to any voyage then in progress, unless otherwise agreed by the Owner and the Charterer, and (2) with respect to any subsequent voyage, unless directed by the Owner, the vessel shall not be ordered or continue to any place which would bring it within a zone which is dangerous as the result of any actual or threatened act of war, hostilities,

warlike operations, acts of piracy or of hostility or malicious damage against any vessel or its cargo by any person, body or state, revolution, civil commotion or the operation of international law, or be exposed in any way to any risks or penalties whatsoever consequent upon the imposition of sanctions, or carry any goods that may in any way risk exposure to seizure, capture, penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any government or ruler.

               b.       Should the Vessel approach or be brought or be ordered

within such zones, or be exposed in any way to the said risks, the Owner shall be entitled from time to time to insure its interest in the vessel against any of the risks likely to be involved thereby on such terms as the Owner shall think fit.  So long as the vessel remains in service hereunder, any existing war risk insurance and any war bonus to officers or crew shall be borne by the Owner and the Charterer in proportion to the applicable BSA ratio for eastbound voyages.  Notwithstanding the foregoing, Charterer will have the option to withdraw from participation in any Loop which would bring the Vessel within such zones.  In such case, Charterer shall have no obligation to perform under this agreement in respect of such Loop unless and until the hostilities or threatened hostilities come to an end.  In such event, the Charterer's right to receive credits for under-provided slots referred to in subsection 15.a. shall not apply.

               c.       The Vessel shall have the liberty to comply with any

orders or directions as to departure, arrival, routes, ports of call, stoppages,

destination, delivery or in any other way whatsoever given by the government of the nation under whose flag the vessel sails or any other government or any person (or body acting or purporting to act with the authority of such government) or by any committee or persons having under the terms of the war risks insurance on the vessels the right to give any such orders or directions.

               d.       In the event of the outbreak of warlike hostilities

(whether there is a declaration of war or not) between any two or more of the following countries:  the United States of America, the Republic of China

(Taiwan), territories or nations formerly comprising the Union of Soviet

Socialist Republics, the People's Republic of China, Japan and any other major

Pacific maritime nations, the Owner or the Charterer may agree to cancel this agreement, whereupon the Charterer shall effect redelivery as provided herein,

and the Owner shall phase out the Vessel as provided in this agreement.  If the

Vessel has cargo on board after discharge thereof at destination or if barred under this section 33 from reaching or entering a near, open and safe port as directed by the Owner, or if vessel has no cargo on board, in the ports at which it is berthed, or if at sea, near an open and safe port as directed by the

Owner, all provisions of this agreement shall apply until redelivery.

               e.     If in compliance with the provisions of this section

anything is done or is not done, such action shall not be deemed a deviation.



    34.        REQUISITION

               The responsibility and obligations of the Parties in the case of any sequestration or requisition of a vessel by any government or charter by such government pursuant to any manner of agreement existing as of the Effective

Date, or renewals thereof or successors thereto, with the Owner shall be the same as in the case of a casualty under section 11 hereof except that the period of time for the provision by the Owner of a replacement vessel shall be 180 days; provided, however, in the event of a partial sequestration of a vessel for a consecutive term of less than one year, the parties agree their sole remedy shall be a proportionate reduction of their respective BSA shares on the affected vessel(s).

     35.       GENERAL AVERAGE

               a.      General average shall be settled according to the York-

Antwerp Rules 1974, as amended in 1990.  If Owner charters its Vessel, the charter hire paid shall not be included in contributions to general average.

The Owner authorizes and empowers the Charterer to act as the agent of the Owner in settlement of general average with, and in obtaining adequate security from:

                     1)       cargo interests for goods for which the Charterer

                          acts as carrier under a bill of lading or contract of

                          affreightment unless delivered to the consignee prior

                          to notice being given by the Owner to the Charterer

                          that general average security is required, and

                     2)    owners of containers owned or hired by the Charterer.

               b.      Containers and cargo shall contribute to general average

whether carried on or under deck.

               c.      If the Owner charters its Vessels from others, the

charter party shall provide that general average shall be settled in accordance with paragraph a.

     36.       FUNNELS AND MARKINGS

             Unless otherwise agreed, the Vessel and its funnels shall bear the colors, markings and logos of the Owner.  One vessel in the Max Loop shall bear the name provided by APL.

     37.  SUPER CARGO

            The Charterer shall have the option of placing a super cargo on board at any port at its risk and expense. If the Charterer requests, its super cargo shall be furnished by Owner with accommodations and the same fare as provided for the Master's table.  Any such person placed on board shall remain under the Charterer's responsibility and shall be fully insured by the

Charterer.  It is understood that a super cargo shall have no authority to issue orders or instructions to the Vessel's master or crew.

     38.       VICTUALLING

            The Owner to victual pilots, customs officers, immigration and quarantine officials at the Owner's expense.







     39.       LIGHTS

               The Owner shall supply light on deck and in holds, and on board at all times, free of expense to the Charterer, unless electrical clusters from shore are compulsory, in which case same to be for the account of the Owner.

     40.       DAMAGE

               The Owner shall instruct Master to notify the Charterer or the

Charterer's agent in writing at the port involved concerning any damage caused to  Charterer' containers and/or cargo while on board the vessel.  The Master shall immediately obtain a signed damage report from the responsible party or state the reasons why the responsible party has refused to sign such a report.

     41.        CERTIFICATES

            The Owner shall undertake that all of the vessel's certificates are valid and will be maintained so at Owner's time and expense throughout the duration of this agreement.

     42.       PROTECTION CLAUSES

               Modified New Jason Clause, Modified New Both-to-Blame Collision

Clause, U.S. Trade - Unique Bill of Lading Identifier Clause and Modified U.S.

Oil Pollution Clause as set forth in Appendix V hereto are deemed to be fully incorporated into this agreement.

     43.        SEA CARRIER INITIATIVE AGREEMENT

               The Owner confirms that it has signed a Sea Carrier Initiative

Agreement with the U.S. Customs.





                              MISCELLANEOUS PROVISIONS



      44.      NO ASSIGNMENT

            Unless otherwise agreed by the Parties, neither Party shall assign this agreement, or sublet container slots allocated to it under the BSA.

     45.       NO BROKERS

               No brokers were involved with the negotiation or conclusion of this agreement and no commissions are payable by the Parties hereunder.

     46.    INTEGRATION/SUPERSESSION

            To the extent possible, this agreement including any amendments,

addenda, and appendices hereto and any other agreement entered into by the parties to implement the TASCA shall be read in conjunction with and interpreted as consistent with the TASCA.  In the event of any conflict or inconsistencies,

first, the terms of the TASCA shall always prevail and be paramount over this agreement and any other document and/or agreement and second, the terms of this agreement shall prevail over any bill of lading or other documents and/or agreement except the TASCA.

     47.  ARBITRATION

               a.     Except as otherwise provided herein, any dispute or claim

arising under or in connection with this agreement which is not amicably settled by the parties shall be settled by arbitration.  Such arbitration shall be held in New York, New York by a panel of three arbitrators familiar with ocean container shipping, unless the parties can agree on a single arbitrator, no member of which shall have any interest in or with either party.  Upon agreement of the parties, arbitration may be held in any other place.  Arbitration shall be conducted under the Title 9 of the United States Code and otherwise in accordance with the Maritime Arbitration Rules of the Society of Maritime

Arbitrators, Inc.

               b.     Either Party hereto may call for such arbitration by

service upon the other at the address referenced in Section 49 hereof of a written notice specifying the name and address the arbitrator chosen by the first moving Party and a brief description of the disputes or differences which such Party desires to put to arbitration.  If the other Party shall not, by notice served upon the first moving party at the address referenced in Section

49 hereof within twenty days of the service of such first notice, appoint its arbitrator to arbitrate the dispute or differences specified, then the first moving Party shall have the right without further notice to appoint a second arbitrator, who shall be a disinterested person with precisely the same force and effect as if said second arbitrators had been appointed by the other Party.

In the event that the two arbitrators fail to appoint a third arbitrator within twenty days of the appointment of the second arbitrator, either arbitrator may apply to a Judge of any court of competent maritime jurisdiction in New York,

New York for the appointment of a third arbitrator, and the appointment of such arbitrator by such Judge on such application shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators.

Until such time as the arbitrators finally close the hearings, either Party shall have the right by written notice served on the arbitrators and on the other Party to specify further disputes or differences under this agreement for hearings and determination.

               c.     The arbitrators, by majority vote in writing, may award

damages and expenses which they deem proper.  In addition, the arbitrators shall assess the costs of the arbitration including interest, prejudgment interest,

their fees and reasonable attorney's fees, against either Party, or both, in such manner as they shall set forth in their written findings of facts and conclusions.  Such decision shall be final and conclusive, shall be rendered within 90 days of the final submissions of the Parties, including briefs, and may be enforced in any court of competent jurisdiction.  The arbitrators may not award exemplary or punitive damages nor may they order specific performance.  A copy of such decision shall be served by the arbitrators on the parties.



     48.       APPLICABLE LAW

               The interpretation, construction and enforcement of this

agreement shall be governed by the laws of the State of New York, without reference to the laws of New York respecting conflict of laws, and, to the extent applicable, by the law of the United States including general maritime law.

               49. NOTICES

     All notices and other communications under this agreement shall be given as provided in Article 13 of the TASCA.





               50.  AMENDMENT

       This agreement may not be amended except in writing and duly signed by authorized officers of the parties, and any amendment so signed shall constitute part and parcel of this agreement.



       IN WITNESS WHEREOF the parties have caused this agreement to be executed by their duly authorized signatories on the day and year first above written.



                                           AMERICAN PRESIDENT LINES, LTD.


                                           By:  John M. Lillie
Name:   John M. Lillie
                                           Title:Chairman of the Board of
Directors





                                           TRANSPORTACION MARITIMA
MEXICANA, S.A. de C.V.


                                           By:  _Jose Francisco Serrano
                                           Name:  Jose Francisco Serrano
                                           Title: Chairman of the Board of
Directors



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